UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported)     April 21, 2006

                             AURORA GOLD CORPORATION
             (Exact name of registrant as specified in its charter)


Delaware                            0-24393              13-3945947
(State or other jurisdiction       (Commission           (IRS Employer
of incorporation)                   File Number)         Identification
No.)


30 Ledgar Road, Balcatta, WA, Australia                   6021
 (Address of principal executive offices)                 (Zip Code)

Registrant's Telephone Number, Including the area code:   (+61) 8 9240-2836


(Former name or former address, if changed from last report.)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Information A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

AURORA GOLD CORPORATION
-----------------------

Item 8.01 Other Events

Aurora Gold Corporation ("Aurora Gold"), a mineral exploration company focusing on exploration and development in the Tapajos Gold Province, State of Para, Brazil is pleased to announce that our wholly owned Brazilian subsidiary, Aurora Gold Mineracao Ltda, has entered into a memorandum of understanding over the Bigode property in the Tapajos Gold Province, State of Para, Brazil.

Based on the highly encouraging first pass rock chip results Aurora Gold is continuing with the initial exploration programs to fast track drilling targets for the near future.

Significant  rock  chip  results  from  the  Bigode  Property  include:

81.9  g/t  Gold  with  88  g/t  Silver
48.1  g/t  Gold  with  32  g/t  Silver
39.4  g/t  Gold  with  44  g/t  Silver
12.7  g/t  Gold  with  10  g/t  Silver
10.4  g/t  Gold  with  185  g/t  Silver
8.52  g/t  Gold  with  8  g/t  Silver
6.26  g/t  Gold  with  8  g/t  Silver
4.74  g/t  Gold  with  4  g/t  Silver

Several samples are also anomalous for Copper and Zinc, and with the high grades of silver the property shows great potential to host a large mineralised system.

Aurora Gold conducted a rock chip program over an area recently being excavated for free gold in alluvial systems and the weathered granitic overburden via water canon and sluice. The sample results, listed above, demonstrate that the quartz vein systems are highly mineralised and can be traced across the river valley for at least 200m.

Aurora Gold is confident the quartz vein systems are part of a much more extensive mineralised system and is currently planning to continue mapping and sampling. Aurora Gold's exploration strategy for the southern Tapajos will include the Bigode property in the planned airborne geophysics over all the company's properties to locate further mineralised vein systems, and to drill test their depth extensions in the near future.

The Bigode property adjoins the southeast portion of our highly prospective Sao Domingos property, and is approximately 30 km North of our Santa Isabel property.

The property is located within the highly prospective Parauari Intrusive Suite, which is the host of several gold deposits and showings within the Southern Tapajos. Limited lithological inspection has shown the area is host to mineralised quartz veins. Similar to the Sao Domingo property, the dominant North and NNW structures are thought to represent relicts of the original mineralising event. Preliminary investigation of the property area has confirmed the existence of mineralised quartz veins and stockwork systems within these Intrusive Granite Suites.

The MOU provides Aurora Gold Mineracao Ltda with a six month review period to access the gold potential of the property. If Aurora Gold Mineracao decides to proceed with acquiring a 100 percent interest in the title to the mineral rights then Aurora Gold Mineracao would give notice to the vendors of its intention to acquire title to the mineral rights at least five days prior to the expiration of the aforementioned period. Aurora Gold Mineracao and the Vendors would then enter into an Option Agreement for the Assignment and transfer of the mineral rights.

The terms of the Bigode option agreement, as specified in the MOU, allow Aurora Gold Mineracao to perform geological surveys and assessment work necessary to ascertain the existence of possible mineral deposits which may be economically mined and to earn a 100% interest in the Bigode property mineral rights via structured cash payments. The total option agreement payments for the licence are structured as follows: October 30, 2006 - USD $60,000; October 30, 2007 - USD $80,000; October 30, 2008 - USD $90,000; October 30, 2009 - USD $100,000;
October 30, 2010 - USD $1,000,000 for a total of USD $1,330,000. The vendor will have a 0.75% Net Smelter Royalty. The Royalty payment can be purchased at any time upon written notice to the vendor and payment of USD $500,000. The option agreement can be terminated at any time upon written notice to the vendor and Aurora Gold Mineracao will be free of any and all payment commitments yet to be due.

Item 9.01     Financial Statements and Exhibits

(d)       Exhibits:

99.1 Aurora Gold Corporation news release issued April 21, 2006 and disseminated through the facilities of recognized newswire services.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                 AURORA GOLD CORPORATION


Date: April 21, 2006                             by: /s/ A. Cameron Richardson
      --------------                                 -------------------------
                                                         A. Cameron Richardson
                                                         CFO and Director


                                        3